UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OFTHE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2004

NESS ENERGY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Washington	000-10301	91-1067265
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4201 East Interstate 20, Willow Park, Texas 76087
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 817-341-1477
(Former name, former address and former fiscal year, if changed since last report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

The Company has acquired a substantial amount of working interests in oil and gas leases, totaling approximately $11 million dollars in value and has completed the transaction.. On May 5, 2004, the Board of Directors of the Company, with President Sha Stephens (the “Seller”), abstaining, determined to complete the transaction with the direction that the necessary shares, pursuant to the Agreement, be issued to the Seller, resulting in Seller acquiring the shares, and the finalization and completion of the acquisition. The transaction was previously reported in the Company’s Form 10-KSB for the year ended December 31, 2003, with a copy of the Agreement filed as an Exhibit thereto. The following describes the previously reported transaction.

On March 31, 2003, the Board of Directors ratified an agreement by the Company, dated effective December 31, 2003, to purchase working interests in oil and gas leases from the Seller for $11,684,856. The actual property transfer was deemed effective October 1, 2003 and an independent evaluation was completed by Yeager Engineering in February, 2004, and verified by certified engineer John Weaver P.E. The amount was offset by amounts due from the Seller, with the resulting liability now being settled, May, 2004, by issuance of the Company’s common stock for the purchase price, completing the acquisition previously reported.

The stock, being paid by the Company under the Agreement, is restricted under SEC Rule 144. The purchase price is the sum of 36,000,000 shares of restricted common stock. All certificates of stock will bear a standard SEC Rule 144 legend. The Seller shall be restricted from resale of the stock, as a significant restriction on value, per law and regulations. The Company has guaranteed the Seller that the Seller shall be permitted to eventually recognize, by December 31, 2013, the net purchase price, through the future sale of the stock that is the purchase price, only exception being SEC rules and regulations applicable to resale by an insider while Seller is an insider (which includes Rule 144. Also, the Company guaranteed it shall not be subject to any of the following events, and if so this may result in forfeiture of the property back to the Seller: bankruptcy filing, common stock stops trading for any reason for more than 10 business days, the C, materially, sells or disposes its assets or ceases to do business or suffers the filing of any lawsuit against it which in any way could result in an order effecting its assets or a monetary amount of over $500,000. The Seller shall be permitted to record a security interest or have the Company execute additional documents to supply such security on these issues. It is important to note that upon receipt of the shares, the Seller, being President and also controlling a substantial number of shares of common stock, while retaining certain rights under the Agreement, is in a position that requires the Board to set a policy, which it has, that on matters pertaining to the Seller and the Agreement and related issues, the Seller shall abstain when the Board shall determine any action.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

The Company has acquired a substantial amount of working interests in oil and gas leases, totaling approximately $11 million dollars in value and has completed the transaction.. On May 5, 2004, the Board of Directors of the Company, with President Sha Stephens (the “Seller”), abstaining, determined to complete the transaction with the direction that the necessary shares, pursuant to the Agreement, be issued to the Seller, resulting in Seller acquiring the shares, and the finalization and completion of the acquisition. The transaction was previously reported in the Company’s Form 10-KSB for the year ended December 31, 2003, with a copy of the Agreement filed as an Exhibit thereto. The following describes the previously reported transaction.

On March 31, 2003, the Board of Directors ratified an agreement by the Company, dated effective December 31, 2003, to purchase working interests in oil and gas leases from the Seller for $11,684,856. The actual property transfer was deemed effective October 1, 2003 and an independent evaluation was completed by Yeager Engineering in February, 2004, and verified by certified engineer John Weaver P.E. The amount was offset by amounts due from the Seller, with the resulting liability now being settled, May, 2004, by issuance of the Company’s common stock for the purchase price, completing the acquisition previously reported.

The stock, being paid by the Company under the Agreement, is restricted under SEC Rule 144. The purchase price is the sum of 36,000,000 shares of restricted common stock. All certificates of stock will bear a standard SEC Rule 144 legend. The Seller shall be restricted from resale of the stock, as a significant restriction on value, per law and regulations. The Company has guaranteed the Seller that the Seller shall be permitted to eventually recognize, by December 31, 2013, the net purchase price, through the future sale of the stock that is the purchase price, only exception being SEC rules and regulations applicable to resale by an insider while Seller is an insider (which includes Rule 144. Also, the Company guaranteed it shall not be subject to any of the following events, and if so this may result in forfeiture of the property back to the Seller: bankruptcy filing, common stock stops trading for any reason for more than 10 business days, the C, materially, sells or disposes its assets or ceases to do business or suffers the filing of any lawsuit against it which in any way could result in an order effecting its assets or a monetary amount of over $500,000. The Seller shall be permitted to record a security interest or have the Company execute additional documents to supply such security on these issues. It is important to note that upon receipt of the shares, the Seller, being President and also controlling a substantial number of shares of common stock, while retaining certain rights under the Agreement, is in a position that requires the Board to set a policy, which it has, that on matters pertaining to the Seller and the Agreement and related issues, the Seller shall abstain when the Board shall determine any action.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits

Item	Description	Location
2.	Agreement Regarding Purchase of Sha Stephens assets.	*

*Previously filed as exhibit under the Company’s Form 10-KSB for the year ended December 31, 2003 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

      NESS ENERGY INTERNATIONAL, INC.
      (Registrant)

      By: /s/ Sha Stephens, President
      (Principal Executive Officer)

      Date: 5/7/04